Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797. Tel. 1 516-677-0200 Fax. 1 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 1 516-677-0200 x1472

Media Contact:  Fran Brennen, Senior Director Marcom, 1 516-677-0200 x1222

VEECO ANNOUNCES THIRD QUARTER AND NINE MONTH 2007 FINANCIAL RESULTS

WOODBURY, NY, October 22, 2007 — Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the third quarter and nine months ended September 30, 2007. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain items. Investors should refer to the attached table for further details of the reconciliation of GAAP operating loss to loss excluding certain items.

Veeco will host a conference call reviewing these results at 5:00pm ET today at 1-800-500-0177 (toll free) or 1-719-457-2679. The call will also be webcast live on the Veeco website at www.veeco.com. A replay of the call will be available beginning at 8:00pm ET tonight through midnight on November 5th, 2007 at 1-888-203-1112 (toll free) or 1-719-457-0820, using pass code 7040334, or on the Veeco website. Please also see the Veeco website for a slide presentation to accompany this conference call.

Third Quarter 2007 Highlights

•                  Revenue was $97.7 million, in line with Veeco’s guidance of $92-$97 million, flat sequentially and down 13% versus third quarter 2006 revenue of $112.4 million.

•                  Bookings were $118.3 million, above Veeco’s guidance of $100-$115 million, up 5% sequentially and up 3% versus the prior year.

•                  Net loss was ($5.7) million, or ($0.18) per share (GAAP), compared to net income of $4.5 million, or $0.14 per share, last year, in line with Veeco’s guidance of a loss per share of ($0.25)-($0.18).

•                  Veeco’s loss per share, excluding certain items, was ($0.05) compared to earnings per share of $0.21 last year, in line with guidance of ($0.09)-($0.05) per share.

John R. Peeler, Veeco’s Chief Executive Officer commented, “Third quarter revenues were in line with our expectations. We have initiated the first phase of a multi-quarter turn-around plan to improve Veeco’s profitability through a combination of increased focus on our best growth opportunities, gross margin improvement and expense reduction and containment. Short-term activities include a reduction in staff of approximately 100 employees, consultants and temporary workers, a reduction of discretionary expenses, the realignment of our sales organization to more closely match current market/regional opportunities, consolidation of certain engineering groups, and the downsizing and consolidation of corporate headquarters. I am also taking specific steps to strengthen Veeco’s leadership team and we have begun to identify strategies to accelerate the Company’s growth.”

Mr. Peeler continued, “We are pleased that Veeco’s bookings of $118.3 million were ahead of guidance based on very strong activity in the HB-LED/wireless market, with orders up 26% sequentially and 49% compared with the third quarter of 2006. Veeco’s scientific research orders also increased significantly, up 17% sequentially and 26% from prior year. The data storage and semiconductor markets remain challenging for Veeco, with orders down 15% and 22% sequentially, respectively.”

Third Quarter 2007 Summary

Veeco’s revenue for the third quarter of 2007 was $97.7 million, compared to $112.4 million in the third quarter of last year. Third quarter 2007 operating loss was ($4.2) million, compared with operating income of $5.0 million in the third quarter of 2006. Veeco’s third quarter 2007 EBITA loss was ($1.7) million, compared to earnings of $10.2 million last year. Third quarter net loss was ($5.7) million, or ($0.18) per share, compared to net income of $4.5 million, or $0.14 per share, in the third quarter of 2006. Excluding the $0.5 million restructuring charge in 2007 and a $1.2 million write-off of purchased in-process technology in 2006, and excluding amortization expenses and using a 35% tax rate in both periods, third quarter 2007 loss per share was ($0.05), compared to earnings per share of $0.21 in 2006. Veeco’s third quarter book-to-bill ratio was 1.21 to 1.0. Details of third quarter revenues and bookings appear in the attached financial tables.

First Nine Months 2007 Summary

Veeco’s revenue for the first nine months of 2007 was $295.7 million, compared to $317.9 million in the first nine months of last year. Nine month 2007 operating loss was ($3.5) million, compared with operating income of $12.2 million last year. Veeco’s nine month 2007 EBITA was $6.8 million, compared to $25.4 million last year. Nine month net loss was ($8.0) million, or ($0.26) per share, compared to net income of $7.3 million, or $0.23 per share, in the first nine months of 2006. Excluding certain charges and gains as well as amortization expense, and using a 35% tax rate in both periods, nine month 2007 earnings were $0.10 per share, compared to $0.48 per share in 2006. Veeco’s nine month book-to-bill ratio was 1.14 to 1.0. Details of revenues and bookings appear in the following tables.

Outlook

The Company forecasts fourth quarter revenues to be in the range of $104-$112 million. Veeco’s loss per share is currently forecasted to be between ($0.26) – ($0.14) on a GAAP basis, and earnings per share are currently forecasted to be between $0.00 to $0.06 on a non-GAAP basis (excluding amortization of $1.9 million and restructuring charges of $5.0 million, using a 35% tax rate). Additional restructuring charges in the range of $8-13 million could potentially impact fourth quarter 2007 and first quarter 2008 earnings depending upon the timing and extent of additional actions under consideration. Veeco currently expects that its fourth quarter 2007 bookings will be $105-$115 million.

This fourth quarter expectation will bring Veeco’s full year 2007 revenue to $400-408 million, down approximately 10% from 2006 levels. Mr. Peeler commented, “While the 2007 performance for Veeco is disappointing primarily due to the challenging overall data storage and semiconductor markets, we believe these markets have stabilized. We currently anticipate exiting the year with approximately $180 million in backlog, setting the stage for an improved 2008. We are seeing favorable growth trends for Veeco’s MOCVD and MBE technologies in the HB-LED/wireless market, as well as early penetration in specific solar applications, such as multi-junction solar cells and CIGS thermal deposition sources. We also anticipate strength in the scientific research/industrial market to continue as we are experiencing strong customer acceptance of several new instrumentation products, including our Innova™ SPM and Dektak® 150 Optical Profilers.”

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and APAC. http://www.veeco.com/

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

–financial tables attached-

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Net sales	$97,718	$112,369	$295,653	$317,922
Cost of sales	61,824	64,513	173,819	178,585
Gross profit	35,894	47,856	121,834	139,337

Costs and expenses:
Selling, general and administrative expense	22,723	22,296	69,347	68,622
Research and development expense	15,049	15,716	46,341	45,554
Amortization expense	1,959	4,025	8,236	12,029
Restructuring expense	529	—	1,974	—
Write-off of purchased in-process technology	—	1,160	—	1,160
Other income, net	(179)	(310)	(605)	(243)

Operating (loss) income	(4,187)	4,969	(3,459)	12,215

Interest expense, net	665	1,056	2,256	3,583
Gain on extinguishment of debt	—	—	(738)	(330)

(Loss) income before income taxes and noncontrolling interest	(4,852)	3,913	(4,977)	8,962

Income tax provision	954	612	3,490	2,878
Noncontrolling interest	(123)	(1,207)	(482)	(1,207)
Net (loss) income	$(5,683)	$4,508	$(7,985)	$7,291

(Loss) income per common share:
Net (loss) income per common share	$(0.18)	$0.15	$(0.26)	$0.24
Diluted net (loss) income per common share	$(0.18)	$0.14	$(0.26)	$0.23

Weighted average shares outstanding	31,100	30,693	30,975	30,369
Diluted weighted average shares outstanding	31,100	31,393	30,975	31,100

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating (loss) income to earnings (loss) excluding certain items

(In thousands, except per share data)

(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2007	2006		2007		2006

Operating (loss) income	$(4,187)	$4,969		$(3,459)		$12,215

Adjustments:

Write-off of purchased in-process technology	—	1,160	(1)	—		1,160

Amortization expense	1,959	4,025		8,236		12,029

Restructuring expense	529 (2)	—		1,974	(2)	—

Earnings (loss) before interest, income taxes and amortization excluding certain items (“EBITA”)	(1,699)	10,154		6,751		25,404

Interest expense, net	665	1,056		2,256		3,583

Gain on extinguishment of debt	—	—		(738	)(3)	(330	)(4)

Adjustment to exclude gain on extinguishment of debt	—	—		738		330

Earnings (loss) excluding certain items before income taxes	(2,364)	9,098		4,495		21,821

Income tax (benefit) provision at 35%	(827)	3,184		1,573		7,637

Noncontrolling interest, net of income tax provision at 35%	(80)	(785)		(313)		(785)

Earnings (loss) excluding certain items	$(1,457)	$6,699		$3,235		$14,969

Earnings excluding certain items per diluted share	$(0.05)	$0.21		$0.10		$0.48

Diluted weighted average shares outstanding	31,100	31,393		31,319		31,100

(1)  During 2006, the Company purchased a 19.9% interest in Fluens Corporation.  During the third quarter of 2006, the Company finalized its purchase accounting for Fluens determining that Fluens is a variable interest entity and the Company is its primary beneficiary as defined by FIN46(R).  As such, the Company has consolidated the results of Fluens’ operations from the acquisition date.  As part of that acquisition, the Company acquired $1.2 million of in-process technology, which was written off as of the acquisition date.

(2)  During the second quarter of 2007, the Company incurred $1.5 million in expenses for personnel severance costs associated with its restructuring plan.  During the third quarter of fiscal 2007, the Company incurred an additional $0.5 million of these costs.

(3) During the first quarter of 2007, the Company repurchased $56.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of these repurchases, the amount of convertible subordinated notes outstanding was reduced to $144.0 million, and the Company recorded a gain from the extinguishment of debt in the amount of $0.7 million.

(4) During the first quarter of 2006, the Company repurchased $20.0 million aggregate principal amount of its 4.125% convertible subordinated notes.  As a result of this repurchase, the amount of convertible subordinated notes outstanding was reduced to $200.0 million, and the Company recorded a gain from the extinguishment of debt in the amount of $0.3 million.

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain items and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$108,402	$147,046
Accounts receivable, net	68,603	86,589
Inventories, net	105,659	100,355
Prepaid expenses and other current assets	10,254	9,378
Deferred income taxes	2,605	2,565
Total current assets	295,523	345,933

Property, plant and equipment, net	69,505	73,510
Goodwill	100,898	100,898
Other assets, net	61,438	69,259
Total assets	$527,364	$589,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,619	$40,588
Accrued expenses	50,369	48,714
Deferred profit	1,342	251
Income taxes payable	1,382	2,723
Current portion of long-term debt	5,434	5,597
Total current liabilities	94,146	97,873

Deferred income taxes	3,470	2,423
Long-term debt	146,450	203,607
Other non-current liabilities	1,716	2,304
Total non-current liabilities	151,636	208,334

Noncontrolling interest	1,160	1,642

Shareholders’ equity	280,422	281,751
Total liabilities and shareholders’ equity	$527,364	$589,600

Veeco Instruments Inc. and Subsidiaries

Revenue and Bookings Analysis

(Unaudited)

Q3 2007 Revenue

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%

Process Equipment	$62.9	64%	Data Storage	30%	North America	30%
			Semiconductor	12%	Europe	19%
Metrology	34.8	36%	HB-LED/Wireless	32%	Japan	13%
			Scientific Research	26%	APAC	38%
Total	$97.7	100%	Total	100%	Total	100%

Q3 2007 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%

Process Equipment	$80.9	68%	Data Storage	30%	North America	41%
			Semiconductor	5%	Europe	19%
Metrology	37.4	32%	HB-LED/Wireless	37%	Japan	10%
			Scientific Research	28%	APAC	30%
Total	$118.3	100%	Total	100%	Total	100%

Nine Month 2007 Revenue

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%

Process Equipment	$181.0	61%	Data Storage	33%	North America	32%
			Semiconductor	11%	Europe	18%
Metrology	114.7	39%	HB-LED/Wireless	26%	Japan	15%
			Scientific Research	30%	APAC	35%
Total	$295.7	100%	Total	100%	Total	100%

Nine Month 2007 Bookings

Segment Analysis	$ Millions	%	Market Analysis	%	Regional Analysis	%

Process Equipment	$227.3	68%	Data Storage	31%	North America	36%
			Semiconductor	8%	Europe	19%
Metrology	109.4	32%	HB-LED/Wireless	35%	Japan	13%
			Scientific Research	26%	APAC	32%
Total	$336.7	100%	Total	100%	Total	100%